                                PIPER & MARBURY
                                     L.L.P.
                              CHARLES CENTER SOUTH
                            36 SOUTH CHARLES STREET
                         BALTIMORE, MARYLAND 21201-3010
                                  410-539-2530                       WASHINGTON
                               FAX: 410-539-0489                      NEW YORK
                                                                    PHILADELPHIA
                                                                       EASTON
                                                                       LONDON

                               November 27, 1995


Minerva Fund, Inc.
237 Park Avenue
New York, New York 10017

         Re:     Minerva Fund, Inc.

Dear Sirs:

         We have acted as Maryland counsel to Minerva Fund, Inc., a Maryland corporation (the "Company"), in connection with the Company's filing of a Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the Company's fiscal year ended September 30, 1995. In that capacity, we have examined the Company's charter and by-laws, a good-standing certificate recently issued by the State Department of Assessments and Taxation of Maryland, and such statutes, regulations, corporate records and documents that we deemed necessary or advisable for purposes of the opinions set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

         On the basis of the foregoing and of such other legal considerations that we deemed relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

         2. The 18,234 shares of the Equity Portfolio and the 19,960 shares of the Fixed Income Portfolio, or an aggregate of 38,194 shares of Common Stock of the Company, par value $.001 per share, reported by the Company to have been issued

                                                                PIPER & MARBURY
                                                                      L.L.P.

Minerva Fund, Inc.
November 27, 1995
Page 2


during its fiscal year ended September 30, 1995, were legally issued, fully paid and nonassessable.

         This opinion is intended solely for the benefit and use of the party to whom it is addressed and may not be used by any other person without the prior written consent of Piper & Marbury L.L.P.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Rule 24f-2 Notice.

                                                   Very truly yours,

                                                   /s/ PIPER & MARBURY LLP



/lrs